EXHIBIT 23.1

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-82224 and 333-119144) pertaining to the National Medical Health Card Systems, Inc. 1999 Stock Option Plan of our report dated September 5, 2003, with respect to the consolidated financial statements and schedule of National Medical Health Card Systems, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/Ernst & Young LLP
Melville, New York
September 28, 2004